Exhibit 99.1

Legacy Housing Corporation Reports 2020 Second Quarter Results

BEDFORD, Texas, August 13, 2020 (GLOBE NEWSWIRE) -- Legacy Housing Corporation (NASDAQ: LEGH) today announced its financial results for the second quarter ended June 30, 2020.

Financial Highlights:

●	Revenue for the second quarter of 2020 was $46.0 million, which was a slight improvement from the net revenue of $45.8 million in the second quarter of 2019.
●	Interest income in the second quarter of 2020 was $6.1 million, a nearly 20% increase from the $5.1 million recorded in the second quarter of 2019.
●	Income from operations in the second quarter of 2020 was $11.2 million, which was substantially unchanged from the $11.5 million in the second quarter of 2019.
●	Selling, general and administrative expense in the second quarter of 2020 was $4.1 million, a 33.9% decrease from the $6.1 million in the second quarter of 2019. This was due to a reduction in payroll costs, advertising and dealer show expenses, and warranty service costs as well as certain second quarter 2019 retail store expenses that were subsequently reclassified and recorded into cost of sales in the latter part of 2019.
●	Total inventory reduced by $6.1 million or 13.6% to $38.9 million in the second quarter of 2020 compared to $45.0 million in the second quarter of 2019.
●	The manufactured home park loan portfolio increased by $16.8 million or 16.3% to $120.1 million for second quarter 2020 compared to $103.3 million for first quarter 2020. The consumer loan portfolio increased to $107.2 million, inclusive of the allowance for loan loss and other discounts, compared to $105.6 million for the first quarter 2020.
●	Net income in the second quarter of 2020 was consistent with the second quarter of 2019 with both quarters delivering earnings of $8.6 million. Year to date net income has increased by $1.8 million or 11.2% to $17.6 million for the six months ended June 30, 2020 compared to $15.8 million for the same period last year.
●	Earnings per share for the second quarter of 2020, based on diluted weighted average shares outstanding, was $0.36 on 24,201,823 diluted outstanding shares versus $0.35 on 24,369,890 diluted outstanding shares for the comparable quarter in 2019. Similarly, earnings per share for the six months ended June 30, 2020 were $0.73 compared to $0.65 for the same period last year.

Curtis D. Hodgson, Executive Chairman of the Board, commented, “We are pleased with the results of the second quarter of 2020, which included a continuation of the strong growth in financed sales to manufactured home parks. Additionally, the company took proactive steps during the first and second quarter of 2020 to navigate the COVID-19 environment by reducing costs and gaining operational flexibility in our manufacturing operations. Over the last six months we have increased the tangible book value of the company by approximately 8% for our shareholders despite the headwinds of the current economy. We believe that manufactured housing presents a compelling, long-term solution for the ongoing lack of affordable housing in the United States, and the Company is well-positioned to take advantage of this market.”

This shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Company’s securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Management Conference Call- August 14, at 10 AM (Central Time)

Senior management will discuss the results of the second quarter of 2020 in a live webcast and conference call on Friday, August 14, 2020 at 10:00 AM Central Time. To register and participate in the webcast, please go to https://edge.media-server.com/mmc/p/sepkcxov, which will also be accessible via www.legacyhousingusa.com under the Investors link. In order to dial in, please call in at (866) 952-6347 and enter Conference ID 4267224 when prompted. Please try to join the webcast or call at least ten minutes prior to the scheduled start time.

About Legacy Housing Corporation

Legacy Housing Corporation builds, sells and finances manufactured homes and "tiny houses" that are distributed through a network of independent retailers and company-owned stores and are sold directly to manufactured housing communities. We are the fourth largest producer of manufactured homes in the United States as ranked by number of homes manufactured based on the information available from the Manufactured Housing Institute.  With current operations focused primarily in the southern United States, we offer our customers an array of quality homes ranging in size from approximately 390 to 2,667 square feet consisting of 1 to 5 bedrooms, with 1 to 3 1/2 bathrooms.  Our homes range in price, at retail, from approximately $22,000 to $120,000.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control.  As a result, our actual results or performance may differ materially from anticipated results or performance. Legacy Housing undertakes no obligation to update any such forward-looking statements after the date hereof, except as required by law. Investors should not place any reliance on any such forward-looking statements.

Investor Inquiries:

Shane Allred, Director of Financial Reporting, (817) 799-4903
investors@legacyhousingcorp.com

or

Media Inquiries:

Casey Mack, (817) 799-4904

pr@legacyhousingcorp.com

LEGACY HOUSING CORPORATION
BALANCE SHEETS (in thousands)
(Unaudited)
	June 30	December 31,
	2020	2019
Assets
Cash and cash equivalents	$1,024	$1,724
Inventories	26,377	27,228
Prepaid expenses and other current assets	22,103	24,015
Total current assets	49,504	52,967
Property, plant and equipment, net	21,320	21,038
Consumer loans, net of deferred financing fees and allowance for loan losses	102,166	99,048
Notes receivable from mobile home parks (“MHP”)	108,274	81,375
Other assets and non-current inventory	30,920	29,192
Total assets	$312,184	$283,620
Liabilities and Stockholders' Equity
Total current liabilities, excluding debt	$28,556	$23,073
Total long-term debt, including current portion	37,535	30,861
Other long-term liabilities	7,367	7,297
Total stockholder's equity	238,726	222,389
Total liabilities and stockholders' equity	$312,184	$283,620

LEGACY HOUSING CORPORATION
STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2020	2019	2020	2019
Net revenue:
Product sales	$39,179	$39,766	$70,375	$71,316
Consumer and MHP loans interest	6,067	5,112	12,491	10,642
Other	760	883	1,414	1,757
Total net revenue	46,006	45,761	84,280	83,715
Operating expenses:
Cost of product sales	30,557	27,876	52,416	49,760
Selling, general administrative expenses	4,064	6,144	9,676	12,635
Dealer incentive	186	239	380	449
Income from operations	11,199	11,502	21,808	20,871
Other expense	-13	(81)	997	(229)
Income before income tax expense	11,186	11,421	22,805	20,642
Income tax expense	(2,590)	(2,788)	(5,186)	(4,796)
Net income	$8,596	$8,633	$17,619	$15,846
Weighted average shares outstanding:
Basic	24,201,220	24,369,890	24,260,274	24,442,921
Diluted	24,201,823	24,369,890	24,260,938	24,457,967
Net income per share:
Basic	$0.36	$0.35	$0.73	$0.65
Diluted	$0.36	$0.35	$0.73	$0.65